Exhibit 99.1

FOR IMMEDIATE RELEASE

KMG CHEMICALS TO ACQUIRE HIGH-PURITY PROCESS CHEMICALS BUSINESS

FROM AIR PRODUCTS AND CHEMICALS, INC.

Business Generated Approximately $90 Million in Revenues in Year Ended September 30, 2007

HOUSTON, TX — October 24, 2007 — KMG Chemicals, Inc. (NASDAQ: KMGB), a global provider of specialty chemicals in niche markets, today announced that it entered into a definitive agreement to acquire the High-Purity Process Chemicals (“HPPC”) business from Air Products and Chemicals, Inc. (NYSE:APD) for $74.6 million, which includes $27.5 million for working capital and accrued liabilities.  With revenues of approximately $90 million in the 12 months ended September 30, 2007, the HPPC business is the largest U.S. supplier to semiconductor manufacturers of high purity process chemicals used to clean, etch, and otherwise prepare the surface of semiconductor products.   The Company will finance the transaction with cash on hand and senior bank debt.

Neal Butler, President and CEO of KMG, commented, “We expect this transaction to close on or about December 31, 2007, approximately half-way through our current fiscal year.  On that timeline, and taking into account the significant integration costs, the HPPC business should be immediately accretive to earnings, contributing towards our stated goal of double digit EPS growth for fiscal 2008.  The acquisition will contribute in a much more significant way for the complete fiscal 2009, particularly post-integration.”

The acquisition includes a state-of-the-art production facility and warehouse in Pueblo, CO.  Built in 1998, this 215,000 square foot facility sits on a 38-acre industrial site that was previously undeveloped.  Also included in the acquisition, but subject to compliance with certain applicable regulatory requirements that should entail a period of approximately four weeks, are a manufacturing facility and warehouse near Milan, Italy supplying HPPC products to European manufacturers.

Mr. Butler continued, “We are extremely enthusiastic about this acquisition, which essentially doubles the size of our Company. This niche segment of the electronic chemicals market is a perfect fit for KMG’s business model, and we believe this opens the door for additional quality acquisitions in the future that will meet KMG’s criteria.  We look forward to working with Air Products towards the successful close and smooth integration of this business.  Air Products will provide transitional services to assure that the high level of customer service they have provided to their HPPC customers continues as we integrate the business into KMG.  There are approximately 165 Air Products employees associated with this business.  We are very impressed with the operation and plan to employ essentially all of those employees.  It will be a seamless transition to the customers.”

Mike Hilton, Senior Vice President and General Manager, Electronics and Performance Materials, Air Products, stated, “We believe KMG has a clear commitment to customer satisfaction.  We will work closely with the KMG team to ensure a smooth transition for HPPC customers and employees.”

High-purity process chemicals are basic and custom-performance blends of acids and solvents used in the manufacture of semiconductors.  Customers use the chemicals in their manufacturing process to etch and clean the wafer at each production layer. These chemicals remove unwanted residue at very specific rates. The typical application is in the form of chemical baths or spray on devices.

The asset purchase agreement for this transaction is included in the Company’s Form 8-K being filed on October 24, 2007.  Further details regarding this transaction, including a statement of revenues and direct operating expenses for the HPPC business, will be included in the Company’s Form 8-K being filed with the Securities and Exchange Commission within 75 days of closing.  Closing is subject to regulatory approval.

About KMG

KMG Chemicals, Inc., through its subsidiaries, produces and distributes specialty chemicals to niche markets.  The Company grows by acquiring and managing stable chemical product lines and businesses with established production processes.  Its wholly owned subsidiary, KMG Bernuth, Inc. is a global provider of products to the wood treating and agricultural industries.  For more information, visit the Company's web site at www.kmgchemicals.com.

The information in this news release includes certain forward-looking statements that are based upon assumptions that in the future may prove not to have been accurate and are subject to significant risks and uncertainties, including statements as to the future performance of the company. Although the company believes that the expectations reflected in its forward-looking statements are reasonable, it can give no assurance that such expectations or any of its forward-looking statements will prove to be correct. Factors that could cause results to differ include, but are not limited to, successful performance of internal plans, product development acceptance, the impact of competitive services and pricing and general economic risks and uncertainties.

Contacts:

John V. Sobchak

Chief Financial Officer

KMG Chemicals, Inc.

713-600-3814

jsobchak@kmgchemicals.com

www.kmgchemicals.com

Investor Relations Counsel:

The Equity Group Inc.

Loren G. Mortman

212-836-9604

LMortman@equityny.com

www.theequitygroup.com